Exhibit 10.9
Service Agreement

Party A:	Beijing Bitauto Interactive Advertising Company Limited
Address:	New Century Hotel Office Tower, 6/F, No. 6 South Capital Stadium Road, Haidian District,Beijing, 100044
Tel:	010-6849 2345
Fax:	010-6849 2726

Party B:	Beijing Easy Auto Reach Media Company Limited
Address:	Zhonghai Enterprise Building, 4/F, No. 56 Zhichun Road, Haidian District, Beijing, 100098
Tel:	010-5884 3816
Fax:	010-5884 3815
In order to facilitate business development, pursuant to the laws and regulations of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of mutual development, Party A and Party B, and through friendly negotiation, Party A and Party B hereby enter into the following agreement with respect to the provision by Party B to Party A of call center services, including consulting, information transfer, statistical analysis and consolidation, and service callback (hereinafter, the “Agreement”).
Article 1: Method of Cooperation
Party B shall provide to Party A calling services, as well as a 400 special-purpose phone line.
Article 2: Services
2.1	Party B shall provide to Party A calling services in accordance with Party A’s business development needs, as well as a 400 long-distance-toll-free phone line. The exclusive telephone number shall be 4008 898 198.

2.2	Party B shall form a customer service team, which shall be specifically designated to provide customer service to Party A.

2.3	Part A and Party B shall enter into separate agreements in writing with respect to the service details, standards and projects. Such agreements shall take effect upon execution by the legal representative or the authorized reprepsentative of each party.

2.4	Party B shall provide to Party A service statistics every week, every month, every quarter, every six months and every year. Such statistics shall be objective and accurate. Party B shall not disclose the business information and statistics of Party A to any third parties without the written consent of Party A.

2.5	Party A shall be entitled to monitor the quality of the services provided by Party B and provide advice on improvement. Party B shall be obligated to improve its service quality and performance accordingly.

2.6	Party B shall timely inform Party A of any feedbacks, suggestions and service complaints from the customers [of Part A]. Absent written consent from the legal representative or other authorized persons of Party A, Party B shall not change the scope of services or make any promise to [Party A’s] customers.

2.7	If Party A wishes to make any changes to the service scope, standards or particular projects, such changes shall be supported by the written consent from the legal representatives or other authorized persons of Party A. Otherwise, Party B shall have the right to refuse to adopt such changes.

2.8	Party B shall be entitled to reject any service requests that are beyond Party’s B capacity.

2.9	In case of any substantial changes to Party B’s services, Party B shall provide Party B written notice at least seven business days in advance and such written notice shall be signed by the legal representatives or other authorized persons of Party B.

2.10	In case of force majeure during the course of Party B’s performance of service, Party B shall timely notify Party A.
Article 3: Service Fees
3.1	From January 2010 to December 2010, Party A shall pay Party B a monthly service fee of RMB139,000.

3.2	The above-mentioned service fee shall cover 60,000 calls (including incoming calls, outgoing calls and the toll), service statistics and analysis, customer feedbacks consolidation and emergency handling services to be provided by Party B. The monthly service fee shall also cover any other activities and outgoing calls beyond the scope of service orders. Service fees for calls in excess of 60,000 shall be calculated in accordance with Section 3.3 below.

3.3	Normally, if the monthly call volume exceeds 60,000 but the exceeding volume (incoming or outgoing) is less than 6,000, Party A shall pay Party B RMB2.2 per call; if the exceeding volume (incoming or outgoing) is more than 6,000, Party A shall pay Party B RMB3.0 per call.

3.4	Normally, if the total number of calls provided by Party B is less than 60,000 in one month, Party B shall make up for the remaining number of calls in other months as designated by Party A. Party A shall not pay for such make-up calls.

3.5	In case of large increases in service costs due to inflation or changes in government policies, Party B shall have right to request for reasonable adjustment to service fee.

3.6	The service fee set forth above shall cover only the services to be provided in 2010. Party A and Party B shall determine whether to adjust the service fee when the Agreement is renewed depending on the then circumstances.
Article 4: Method of Payments
4.1	Within the first five days of each month, Party B shall deliver invoices for services provided in the previous month to Party A. Party A shall make the payment to Party B on the 10th day of each month.

4.2	Party B shall simultaneously provide to Party A relevant report on service statistics, which may be in electronic version.
Article 5: Communication and Coordination
5.1	During the term of this Agreement, both Parties shall actively communicate with the other Party, designate specific business contact persons, consult and coordinate with each other on a timely basis to resolve problems that may arise.

5.2	Neither Party shall shirk responsibilities in case of service defects.

5.3	Both Parties shall be obligated to prevent any action that may harm the reputation of the other Party.

5.4	In the event of negligence or mistakes due to the dereliction of duty by either Party, the responsible Party shall promptly handle such negligence or mistake and take effective measures to alleviate any losses.
Article 6: Term
6.1	The term of this Agreement shall be from January 1, 2010 to December 31, 2010.

6.2	During the term of this Agreement, in the absence of events (either by statute or by bilateral agreement) that may trigger unilateral termination of the Agreement, if one Party wishes to terminate the Agreement, such Party shall enter into a termination agreement with the other Party. Otherwise, this Agreement remains effective.

6.3	Upon the expiration of this Agreement, either Party shall continue performing any obligations that has not been performed, or such Party shall be deemed to be in breach of the Agreement. If the Parties wish to continue the cooperation, the Agreement shall be renewed.

6.4	Upon the end of cooperation, the Parties shall clear all financial matters in accordance with the law.
Article 7: Liability for Breach of Contract
7.1	Breach of any clauses under this Agreement or non-performance of any obligations set forth in the Agreement shall be deemed breach of contract.

7.2	In the event of breach of contract, the non-breaching Party may remind the breaching Party to correct its breaching behaviors.

7.3	In case of “good faith” breach (e.g., emergency), both Parties shall consult with each other and resolve the issues on the basis of mutual understanding. In case of serious breach or refusal of correct any breaching behaviors, the non-breaching Party shall have right to terminate the Agreement and hold the breaching Party liable.

7.4	If both Parties are responsible for a breach of contract, each Party shall be liable in proportion to its respective fault.

7.5	In the event of breach of contract, if the non-breaching Party is aware of the breach but intentionally fail to remind the other Party of such breach in order to prevent the increases in losses, the non-breaching Party shall be liable for such increases in losses.

7.6	If actual losses are caused to the non-breaching Party, the breaching Party shall compensate the non-breaching Party within 30 days after the losses occur.
Article 8: Miscellaneous
8.1	This Agreement shall take effect after it is signed and affixed with seal by the representatives of both Parties.

8.2	This Agreement shall be executed in two official copies and each Party shall hold one of such official copies. Both copies shall have the same legal effect.

8.3	Issues not covered herein may be clarified or set forth through supplemental agreements negotiated separately by both Parties. Such supplemental agreements may be attached as appendix to this Agreement.

8.4	Any written documents regarding the content of services, standards or specific projects that are signed by the legal or authorized representatives of the Parties shall have binding legal effect and shall be treated as reference in service evaluation.

8.5	During the term of this Agreement, the change of registered address or name of either Party shall not affect the performance of this Agreement so long as the legal entity is not changed.

8.6	Any issues not covered herein or any disputes arising out of the performance of this Agreement or in anyway related to this Agreement shall be first resolved through friendly negotiation. If the Parties fail to resolve the issues or disputes through such friendly negotiation, Parties shall submit the issues or dispute to Beijing Arbitration Committee for arbitration in accordance with the committee’s arbitration rules. Such arbitration judgment shall be final and binding on both Parties.

Party A:	Beijing Bitauto Interactive Advertising Company Limited (seal)
Party B:	Beijing Easy Auto Reach Media Company Limited (seal)

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